Exhibit 10.3

WATER PURCHASE AGREEMENT

                THIS AGREEMENT is made and entered into this 24th day of May, 2002, by and between South Lincoln Rural Water System, Inc., a South Dakota corporation, of Box 155, Canton, South Dakota, 57013, hereinafter referred to as “South Lincoln” and Great Plains Ethanol, L.L.C., a South Dakota corporation, of                     , hereinafter referred to as “Great Plains”, as follows:

                WHEREAS, South Lincoln is organized and exists for the purpose of constructing and operating a water distribution system within a designated area in which Great Plains intends to locate the construction of an ethanol plant; and

                WHEREAS, Great Plains desires to purchase raw non-potable water from a source convenient to the location of the proposed plant, and derive both its domestic, secondary source and 300,000 — 500,000 gallons of water for fire protection at the plant site; and

                WHEREAS, South Lincoln is desirous of adding to its system and in conjunction with that addition, is desirous of expanding its system to sell potable and non-potable water to Great Plains,

                NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants herein contained, the parties agree as follows:

                1.             South Lincoln shall furnish to Great Plains raw non-potable water pumped from three (3) wells to be located at a mutually agreed upon location. This water shall be diverted from three wells each capable of pumping 400 gpm +/- 10% at pressures of at least 25 psi at the ethanol plant site. South Lincoln understands that normal flow rates required at the plant will be in the order of 375 gpm (540,000 gallons per day), with a peak instantaneous flow of 660 gpm. In the event of equipment failure or any other cause resulting in the quantity of water failing to meet demand, South Lincoln shall immediately notify Great Plains of the specifics of the problem, and South Lincoln shall repair or otherwise rectify the situation as quickly as reasonably possible. The parties further acknowledge that South Lincoln is not responsible for water quantity after the water enters the pipeline owned by Great Plains. South Lincoln does not guarantee availability of this supply.

                2.             Great Plains agrees to construct a water storage facility. This water storage facility will hold a minimum of 330,000 gallons of raw non-potable water. Great Plains will incur the expense of construction and operation of the storage facility. Great Plains will own the storage facility, and all maintenance of the facility will be the responsibility of owner.

                3.             Great Plains will pay for the construction, repairs and upgrades of a raw non-potable process water service line from the South Lincoln well field to the ethanol plant site, and shall own the same. Such service line shall be constructed, repaired and owned by Great Plains from the point of connection with South Lincoln’s meters located at each of the wells. South Lincoln will maintain and repair well motors and pumps for each of the wells supplying water to

Great Plains. South Lincoln is authorized to obtain and award bids on the construction of the raw non-potable process water line. Prior to the award of the bid, South Lincoln agrees to:

(a)                                  Supply Great Plains with copies of the bids submitted on the project.

(b)                                 Consult with Great Plains during the five (5) day period between the opening of bids and the award of the bid. Great Plains acknowledges that the bid will be awarded solely within the discretion of South Lincoln.

Great Plains agrees to pay to South Lincoln the following sums:

(a)                                  The sum of $65,000.00 project start up costs on May 1, 2002.

(b)                                 The sum of $220,000.00 for materials within five (5) days of the receipt of invoice by South Lincoln for pipe materials,

(c)                                  The sum of $70,000.00 on August 15, 2002, for installation costs.

(d)                                 The sum of $85,502.50 on September 15, 2002, for project completion costs.

(e)                                  The balance of the final contract price including any approved change order less retainage within fifteen (15) days of authorization for payment issued by the engineer.

(f)                                    The amount of any retainage within fifteen (15) days of authorization for payment issued by the engineer.

(g)                                 Great Plains agrees to pay a late charge of one percent (1%) of the unpaid amount due plus interest as allowed by law for any payment not made on due dates as provided herein.

South Lincoln will not provide materials or backhoe/excavator services on this line in the case of repair, but will provide support personnel as herein described. South Lincoln will pig the line as required, upon agreement of both parties. South Lincoln shall provide support personnel up to 100 hours per year, to supervise/coordinate any repair and pigging of the line at no charge to Great Plains. The cost of any outside contractor services and materials will be borne by Great Plains and approved by Great Plains prior to awarding service work or purchasing materials.  Both parties agree not to install any additional taps onto the process water service line of Great Plains without the prior consent of the other party. In exchange for South Lincoln obtaining and awarding the contract for the construction of the raw non-potable water process line, Great Plains agrees to pay South Lincoln a sum equal to fifteen percent (15%) of the total construction, cost of the contract as awarded by South Lincoln (including any approved change order) as reimbursement to South Lincoln for the cost of providing engineering and support personnel during design and construction of the raw non-potable process water line. Great Plains will pay this amount to South Lincoln within fifteen (15) days of the award of the contract.

Great Plains shall be solely liable for all costs and expenses incurred in order to obtain necessary easements, rights of way, permits and other approval, and shall be solely liable for any crop damage or other liabilities incurred in relation to the construction or maintenance of the raw non-potable process water service line.  Great Plains shall indemnify South Lincoln for any such liability.

                4.             If at any time Great Plains or its successor(s) in interest shall offer the raw non-potable process water service line for sale or transfer to someone other than the purchaser of the plant, then South Lincoln shall have the right of first refusal in the purchase or transfer thereof, with an appropriate easement for ingress and egress. This shall not prevent Great Plains from selling, transferring or encumbering its business or other property.

                5.             South Lincoln shall provide a master meter at each of the three wells for the purpose of measuring flow of raw non-potable water to the ethanol plant. Great Plains shall pay a base price of fifty-five cents (55¢) per thousand gallons metered. In the event of meter malfunction, the amount of water metered shall be based on the average monthly gallons of raw non-potable water supplied to the ethanol plant for the preceding three months. The base price of fifty-five cents (55¢) per thousand gallons of water metered is set for the first two full years of service with an automatic price increase adjustment at the end of the first two year term and at the end of every two year term thereafter tied to the variable cost of operations and the South Dakota consumer price index (CPI) as published by the State Department of Labor. South Lincoln and Great Plains agree that the base price of fifty-five cents (55¢) per thousand gallons metered will be reduced to a base price of fifty cents (50¢) per thousand gallons metered in the event the prohibition against the application of hog manure in the vicinity of South Lincoln’s wells is removed or hog manure is not applied in the vicinity of South Lincoln’s wells.

                6.             For the cost of delivering potable water to the ethanol plant for “domestic and sanitary use”, South Lincoln will charge Great Plains its standard consumer rate based on a graduated usage schedule, as such rate is adjusted from time to time.  In addition, Great Plains agrees to pay South Lincoln one thousand two hundred dollars ($1,200.00) as the standard initial membership charge, and to further pay any other charges as may from time to time apply to South Lincoln’s customers, Delivery of potable water may be from the existing distribution lines.

                7.             For the cost of delivering potable water as a secondary potable process water supply, whether planned or in an emergency situation, South Lincoln will charge for water use, one dollar and fifty cents ($1.50) per thousand gallons metered or estimated at the ethanol plant for the initial five year term of this contract and on such terms and conditions as may be agreed to by the parties thereafter. The operation of fire hydrants for water supply is prohibited in all but emergency situations.  Any flushing of the fire lines shall be reported to South Lincoln prior to any water use.  South Lincoln does not guarantee availability of this supply.

                8.             Great Plains shall read all meters on the 1st of the month with payment made before the 20th day of the month.  Great Plains agrees to pay a late charge of 2% for any payments made after the 20th day of each month.

                9.             Emergency failures of pressure of potable and raw non-potable water supply due to main supply breaks, power failure, water producing capacity of the three (3) wells referred to herein, flood, fire, earthquake, or other catastrophe, or any of them, shall excuse South Lincoln from compliance with this agreement for such periods of time as are reasonably necessary to fully restore service, if reasonably possible. South Lincoln agrees to maintain an emergency standby generator capable of, providing sufficient electrical generation to operate one of the pumps in the event of the failure of electrical supply.

                10.           Either party may request, at its expense, to check the metering equipment of the other party, but the same shall not be done more often than once every twelve (12) consecutive months, unless faulty operation of said metering equipment is suspected or discovered within said time frame.  A meter registering not more than three percent (3%) above or below the test result shall be deemed accurate. South Lincoln will check metering equipment on an annual basis.  If a meter check is requested by Great Plains at any time between the 12 month annual meter check and the meter is above the 3% test allowance, then in that event South Lincoln will pay for the meter test cost. In the event that the tested meter is 3% of the test allowance or below, Great Plains will pay for the meter test cost.

                11.           The initial term of this contract shall be for a period of five (5) years from and after the date of completion of the hookup. The parties agree to extend this agreement for such additional five year terms upon the terms and conditions as the parties shall mutually agree. South Lincoln guarantees that upon renewal of this contract for a second five (5) year term, the initial cost of process water delivered from the well field shall be no greater than sixty-five (65) cents per thousand gallons metered.

                12.           Neither party shall be responsible for continuing this contract in the event that such party’s business is materially or adversely affected by any act of God, sabotage, or other casualty, whether or not covered by insurance.

                13.           South Lincoln shall, at all times, operate and maintain the water system in an efficient manner and shall take prompt action whenever necessary to remedy any situation hindering full delivery to the ethanol plant as specified herein. In the event of any water shortage occurring caused by drought or unforeseen natural or man-made causes, South Lincoln shall have the right to reduce the quantity of water delivered.

                14.           Each party shall indemnify and hold harmless the other party from and against any and all loss, damage, liability, cost and expense including, without limitation, reasonable attorneys’ fees and disbursements relating to any personal injury, death or property damage, or other economic losses arising from or concerning this agreement, or the negligence or willful misconduct of the party holding the other harmless, including that party’s employees and agents.

                15.           This agreement shall be governed by applicable local, state or federal regulations or laws in the State of South Dakota. The parties agree to cooperate in the obtaining of all permits, certificates and other documents necessary or convenient to carry out the terms and purpose thereof.

                16.           This agreement may be modified at any time by mutual written consent of the parties.

                17.           The parties mutually acknowledge that this is the entire agreement between the parties.

                18.           This agreement and all terms and conditions herein shall be binding upon the parties and their agents, successors and assigns.

                IN WITNESS WHEREOF, the parties have hereunto executed this agreement by and through their authorized officers, on the date first above written.

SOUTH LINCOLN RURAL WATER SYSTEM, INC.

/s/ Charles Kieehl
	Its	Chairman
ATTEST:

/s/ Ralph Homons
Its Secretary

GREAT PLAINS ETHANOL, L.L.C.

/s/ Darrin Innen
	Its	President

ATTEST:

/s/ Darrell Buller
Its Secretary